UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Cumberland Pharmaceuticals Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

230770109

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 230770109

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). A.J. Kazimi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not applicable (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 5,543,345
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 5,543,345
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,543,345
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 2 of 5 pages

Item 1.

(a)	Name of Issuer

Cumberland Pharmaceuticals Inc.

(b)	Address of Issuer’s Principal Executive Offices

2525 West End Avenue, Suite 950, Nashville, TN 37203

Item 2.

(a)	Name of Person Filing

A.J. Kazimi

(b)	Address of Principal Business Office or, if none, Residence

2525 West End Avenue, Suite 950, Nashville, TN 37203

(c)	Citizenship

United States

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

230770109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Page 3 of 5 pages

Item 4. Ownership.

(a)	Amount beneficially owned:

5,543,345

(b)	Percent of class:

27.7%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

5,543,345

(ii)	Shared power to vote or to direct the vote

None.

(iii)	Sole power to dispose or to direct the disposition of

5,543,345

(iv)	Shared power to dispose or to direct the disposition of

None.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable

Item 10. Certification

Not applicable

Page 4 of 5 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2012
Date

/s/ A.J. Kazimi*
Signature

A.J. Kazimi, Chairman and Chief Executive Officer
Name/Title

* By: /s/ Rick S. Greene, as attorney-in-fact, pursuant to a Power of Attorney filed herewith.

Page 5 of 5 pages

POWER OF ATTORNEY

Know all by these presents, I hereby appoint Jean W. Marstiller and Rick S. Greene, or any one of them, to act as my agent and attorney-in-fact for the purpose of completing, executing and filing on my behalf with the Securities and Exchange Commission, the NASDAQ Stock Market LLC or any other exchange or self-regulatory body, any Form 3 “Initial Statement of Beneficial Ownership of Securities”, Form 4 “Statement of Changes in Beneficial Ownership of Securities”, Form 5 “Annual Statement of Beneficial Ownership of Securities”, Form 144 “Notice of Proposed Sale of Securities”, Schedule 13D pursuant to Rule 13d-101 of the Securities Exchange Act of 1934, or any other similar form to report securities ownership that may, in the opinion of any of them be necessary, with respect to any transaction in securities of Cumberland Pharmaceuticals Inc.

Nothing herein shall relieve me of the responsibility for the accuracy of the information and representations contained in any Form 3, Form 4, Form 5, Form 144, Schedule 13D, or other similar form completed, executed and filed pursuant to this power of attorney.

This power of attorney shall supersede all similar prior powers of attorney and will remain effective as to the agents and attorneys-in-fact referred to above until I revoke or amend it by written notice to such persons or until the undersigned is no longer required to file Form 3, Form 4, Form 5, Form 144, Schedule 13D or other similar form completed, executed and filed pursuant to this power of attorney.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on this 24th day of January 2012.

/s/ A.J. Kazimi
A.J. Kazimi

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